Exhibit 1

Lexon Incorporated

Report and Accounts
31 December 2005

Lexon Incorporated

OFFICERS AND PROFESSIONAL ADVISERS
The Board of Directors	J Satchell
R J Barby
C Mayers
G R Mackie

Company Secretary	P Sutton

Registered Office	Akara Building
24 De Castro Street
Wickhams Cay 1
Road Town
British Virgin Islands

Auditors	BDO Stoy Hayward LLP
8 Baker Street
London
W1U 3LL

Bankers	The Royal Bank of Scotland
St Ann Street
Manchester
M20 2SS

Solicitors	Kingsley Napley
Knights Quarter
14 St John's Lane
London
EC1M 4AJ

Registered Number	21081

Lexon Incorporated

DIRECTORS' REPORT
for the year ended 31 December 2005

The directors present their report and the group accounts for the year ended 31 December 2005.
Principal activities and business review
The principal activity of the company is a holding company. The trade carried out during the year by the company’s subsidiaries was the development of bespoke e-learning programmes.
Results and dividends
The trading results for the year and the company's financial position at the end of the year are shown in the attached accounts.
The directors have recommended the following dividends:

	2005	2004
	£	£
Dividends paid on ordinary shares	101,000	301,990
Directors
The directors who served the company during the year were as follows:

J Satchell
R J Barby
C Mayers
G R Mackie
The directors’ interests in the share capital of the company were as follows:

Director	At 31 December 2005 No. of shares	At 31 December 2004 No. of shares

J Satchell	379	379
R J Barby	391	391
C Mayers	5	5
G R Mackie	100	100

Events after the balance sheet date

On 25 April 2006 the entire share capital of the company was acquired by Futuremedia plc.

BY ORDER OF THE BOARD

/s/ G Mackie
G Mackie
Company Secretary

15 June 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Lexon, Inc

We have audited the accompanying consolidated balance sheets of Lexon, Inc as of 31 December 2005 and 2004 and the related consolidated profit and loss accounts, and cash flows for each of the two years in the period ended 31 December 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lexon, Inc at 31 December 2005 and 2004, and the results of its operations and its cash flows for each of the two years in the period ended 31 December 2005, in conformity with accounting principles generally accepted in the United Kingdom.

/s/ BDO Stoy Hayward LLP
BDO Stoy Hayward LLP

London

21 April 2006

Lexon Incorporated

CONSOLIDATED PROFIT AND LOSS ACCOUNT
for the year ended 31 December 2005

		2005	2004
	Note	£	£
TURNOVER	2	2,090,731	2,158,734
Cost of sales	(99,253)	(82,320)
GROSS PROFIT	1,991,478	2,076,414
Administrative expenses		(1,624,572)	(1,626,565)
OPERATING PROFIT	3	366,906	449,849
Interest receivable		8,304	6,316
PROFIT FOR THE FINANCIAL YEAR		375,210	456,165

Tax on profit on ordinary activities	6	(112,881)	(141,361)
PROFIT FOR THE FINANCIAL YEAR		262,329	314,804

All of the activities of the group are classed as continuing.
The group has no recognised gains or losses other than the results for the year as set out above.

The notes on pages 7 to 15 form part of these accounts.

Lexon Incorporated

CONSOLIDATED BALANCE SHEET
at 31 December 2005

	Note	2005	2004
FIXED ASSETS		£	£
Intangible assets	8	224,921	244,067
Tangible assets	9	33,383	52,967
		258,304	297,034
CURRENT ASSETS
Stocks	11	9,689	9,737
Debtors	12	522,966	629,678
Cash at bank		363,450	280,353
		896,105	919,768
CREDITORS: amounts falling due within one year	14	543,529	764,369

NET CURRENT ASSETS	352,576	155,399
TOTAL ASSETS LESS CURRENT LIABILITIES	610,880	452,433
PROVISIONS FOR LIABILITIES AND CHARGES
Deferred taxation	13	-	2,882
		610,880	449,551
CAPITAL AND RESERVES
Called-up equity share capital	17	1,010	1,010
Profit and loss account	18	609,870	448,541
SHAREHOLDERS' FUNDS - EQUITY	19	610,880	449,551

The financial statements on pages 4 to 15 were approved by the board of directors on 15 June 2006 and were signed on its behalf by:

/s/ GR Mackie
GR Mackie
Director

The notes on pages 7 to 15 form part of these accounts.

Lexon Incorporated

CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 December 2005
	Note	2005	2004
		£	£
NET CASH INFLOW FROM OPERATING ACTIVITIES	20	308,734	449,679
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received	8,304	6,316
NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE	8,304	6,316
TAXATION	(126,831)	(56,816)
CAPITAL EXPENDITURE
Payments to acquire tangible fixed assets		(6,110)	(14,069)
NET CASH OUTFLOW FROM CAPITAL EXPENDITURE		(6,110)	(14,069)

EQUITY DIVIDENDS PAID		(101,000)	(301,990)
INCREASE IN CASH	21	83,097	83,120

The notes on pages 7 to 15 form part of these accounts.

Lexon Incorporated

NOTES TO THE ACCOUNTS
for the year ended 31 December 2005

1. ACCOUNTING POLICIES

Basis of accounting

The accounts have been prepared under the historical cost convention, and in accordance with applicable accounting standards.

Basis of consolidation

The group accounts consolidate the accounts of Lexon Incorporated and all its subsidiary undertakings drawn up to 31 December each year.

Goodwill

Positive goodwill arising on acquisitions is capitalised, classified as an asset on the balance sheet and amortised on a straight-line basis over its useful economic life up to a presumed maximum of 20 years. It is reviewed for impairment in the first full financial year following the acquisition and in other periods if events or changes in circumstances indicate that the varying value may not be recoverable.

Turnover

Profit on individual projects is taken only when their outcome can be foreseen with reasonable certainty, based on the percentage completion of the contract. However, when a project's contract specifies and prices discrete milestones then revenue, and profit, are recognised for those parts of the contract on delivery of the relevant milestone.

Depreciation

Depreciation is calculated so as to write off the cost of an asset, less its estimated residual value, over the useful economic life of that asset as follows:

Plant & machinery - 25% p a straight line
Fixtures & fittings - 20% p a straight line
Computer equipment - 33% p a straight line

Stocks

Stocks are valued at the lower of cost and net realisable value, after making due allowance for obsolete and slow moving items.

Operating lease agreements

Rentals applicable to operating leases where substantially all of the benefits and risks of ownership remain with the lessor are charged against profits on a straight-line basis over the period of the lease.

Deferred taxation

Deferred taxation is provided on all timing differences, without discounting, calculated at the rate at which it is estimated that tax will be payable, except where otherwise required by accounting standards.

Lexon Incorporated

NOTES TO THE ACCOUNTS
for the year ended 31 December 2005

1. ACCOUNTING POLICIES (continued)

Pensions

The group makes contributions to the personal defined contribution pension schemes for certain of its directors and employees. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

Foreign currencies

Assets and liabilities in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated into sterling at the rate of exchange ruling at the date of the transaction. All exchange differences are taken to the profit and loss account.

2.	TURNOVER

The turnover and profit before tax are attributable to the one principal activity of the company’s subsidiaries. An analysis of turnover origin is given below:

	2005	2004
	£	£
United Kingdom	2,090,731	2,158,734

3. OPERATING PROFIT

Operating profit is stated after charging:

	2005	2004
	£	£
Depreciation of owned fixed assets	25,694	31,668
Amortisation of intangible fixed assets	19,146	19,146
Auditors' remuneration	-	-
Subsidiary companies auditors' remuneration
- as auditors	7,500	7,000
- for other services	11,250	17,210
Operating lease costs:

- land and buildings	40,000	40,000
- vehicles	9,317	7,312

4. PARTICULARS OF EMPLOYEES

The average number of staff employed by the group during the financial year amounted to:

	2005	2004
	No	No
Production	23	21
Administration	3	3
Sales	9	8
	35	32

Lexon Incorporated

NOTES TO THE ACCOUNTS
for the year ended 31 December 2005

4. PARTICULARS OF EMPLOYEES (continued)

The aggregate payroll costs of the above were:

	2005	2004
	£	£
Wages and salaries	1,096,468	1,059,520
Social security costs	100,334	90,299
Other pension costs	3,820	2,845
	1,200,622	1,152,664

5. DIRECTORS' EMOLUMENTS

	2005	2004
	£	£
Aggregate emoluments	192,861	249,745

Emoluments of highest paid director:
	2005	2004
	£	£
Total emoluments	87,861	126,700

Included in the above are invoiced amounts of £63,861 from Hallam Associates Limited in respect of management consultancy services of J Satchell. A balance of £nil (2004: £51,442) was outstanding at year-end.

An invoiced amount of £nil (2004: £7,000) is included in respect of consultancy fees for R Barby.

All emoluments were paid by a subsidiary undertaking.

6. TAXATION ON ORDINARY ACTIVITIES

(a) Analysis of charge in the year

	2005	2004
	£	£
Current tax
In respect of the year:
UK Corporation tax based on the results for the year at 30% (2004 - 30%)	118,508	141,361
Total current tax	118,508	141,361
Deferred tax
Origination and reversal of timing differences	(5,627)	-
Tax on profit on ordinary activities	112,881	141,361

Lexon Incorporated

NOTES TO THE ACCOUNTS
for the year ended 31 December 2005

6. TAXATION ON ORDINARY ACTIVITIES (continued)

(b) Factors affecting current tax charge

The tax assessed on the profit on ordinary activities for the year differs from the standard rate of corporation tax in the UK of 30% (2004 - 30%).

	2005	2004
	£	£
Profit on ordinary activities before taxation	375,210	456,165
Profit/(loss) on ordinary activities by rate of tax	112,563	136,850
Effects of:
Expenses not allowed for tax purposes	7,343	12,344
Timing differences with respect to fixed assets	2,532	3,800
Short term timing differences	315	88
Underprovision in prior period	5,128	-
Marginal rate relief	(9,373)	(11,721)
Total current tax (note 6(a))	118,508	141,361

7. DIVIDENDS

The following dividends have been paid in respect of the year:

	2005	2004
	£	£
Dividend paid on ordinary shares £100 (2004: £299)	101,000	301,990

8. INTANGIBLE FIXED ASSETS
Goodwill
£
Cost
At 1 January and 31 December 2005	382,912
Amortisation
At 1 January 2005	138,845
Charge for the year	19,146
At 31 December 2005	157,991
Net book value
At 31 December 2005	224,921
At 31 December 2004	244,067

Goodwill is being amortised over its estimated useful life of twenty years.

Lexon Incorporated

NOTES TO THE ACCOUNTS
for the year ended 31 December 2005

9. TANGIBLE FIXED ASSETS

Group	Plant & machinery	Fixtures & fittings	Computer equipment	Total
	£	£	£	£
Cost
At 1 January 2005	34,621	97,407	90,530	222,558
Additions	1,450	1,030	3,630	6,110
At 31 December 2005	36,071	98,437	94,160	228,668
Depreciation
At 1 January 2005	30,570	68,843	70,178	169,591
Charge for the year	2,503	9,513	13,678	25,694
At 31 December 2005	33,073	78,356	83,856	195,285
Net book value
At 31 December 2005	2,998	20,081	10,304	33,383
At 31 December 2004	4,051	28,564	20,352	52,967

10.  FIXED ASSET INVESTMENTS

The company has the following subsidiary undertakings, all of which are registered in England and Wales

Subsidiary undertaking	Proportion of voting rights and ordinary shares held	Nature of business

Betternote Limited	100%	Holding company

Executive Business Channel Limited	100% *	Bespoke e-learning programmes
* 99% held by a subsidiary undertaking

11. STOCKS

Group	2005	2004
	£	£
Raw materials	8,392	8,354
Finished goods	1,297	1,383
	9,689	9,737

12. DEBTORS

Group	2005	2004
	£	£
Trade debtors	408,605	562,650
Other debtors	48,082	9,980
Prepayments and accrued income	63,534	57,048
Deferred taxation (note 13)	2,745	-
	522,966	629,678

Lexon Incorporated

NOTES TO THE ACCOUNTS
for the year ended 31 December 2005

13. DEFERRED TAXATION

The deferred tax included in the Balance sheet is as follows:

	2005	2004
	£	£
Included in debtors (note 12)	2,745	-
Included in provisions	-	(2,882)
	2,745	(2,882)

The movement in the deferred taxation account during the year was:
	2005	2004
	£	£
Balance brought forward	(2,882)	(2,882)
Profit and loss account movement arising during the year	5,627	-
Balance carried forward	2,745	(2,882)

The balance of the deferred taxation account consists of the tax effect of timing differences in respect of:
	2005	2004
	£	£
Excess of taxation allowances over depreciation on fixed assets	2,430	(2,882)
Other timing differences	315	-
	2,745	(2,882)

14. CREDITORS: amounts falling due within one year

2005	2004
£	£
Trade creditors	77,016	123,441
Corporation tax	133,038	141,361
Other taxation and social security	121,091	124,208
Other creditors	47,389	47,047
Accruals and deferred income	164,995	328,312
	543,529	764,369

Lexon Incorporated

NOTES TO THE ACCOUNTS
for the year ended 31 December 2005

15. COMMITMENTS UNDER OPERATING LEASES

    At 31 December 2005 the group had annual commitments under non-cancellable operating leases as set out below:

	2005		2004
	Land & buildings	Other items	Land & buildings	Other items
	£	£	£	£
Operating leases which expire:
Within 2 to 5 years	40,000	8,713	40,000	9,114

16. RELATED PARTY TRANSACTIONS

During the year marketing services of £79,586 (2004: £70,000) were invoiced by Caxton Bell Limited, a company controlled by GR Mackie's wife. A balance of £nil (2004: £23,500) was outstanding at the year-end.

During the year a loan of £15,000 was made to Vericomp Limited, a company of which RJ Barby, GR Mackie, CK Mayers, and J Satchell are all directors. The entire balance of £15,000 (2004: £nil) was outstanding at the balance sheet date.

17. SHARE CAPITAL

Authorised share capital:
	2005	2004
	£	£
50,000 Ordinary shares of £1 each	50,000	50,000

Allotted, called up and fully paid:
	2005		2004
	No	£	No	£
Ordinary shares of £1 each	1,010	1,010	1,010	1,010

18. PROFIT AND LOSS ACCOUNT

Group	£
At 1 January 2005	448,541
Profit for the financial year	262,329
Dividends	(101,000)
At 31 December 2005	609,870

Lexon Incorporated

NOTES TO THE ACCOUNTS
for the year ended 31 December 2005
19. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

Group	2005	2004
	£	£
Profit for the financial year	262,329	314,804
Dividends	(101,000)	(301,990)
	161,329	12,814
Opening equity shareholders' funds	449,551	436,737
Closing equity shareholders' funds	610,880	449,551

20. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING  ACTIVITIES

	2005	2004
	£	£
Operating profit	366,906	449,849
Goodwill amortisation	19,146	19,146
Depreciation	25,694	31,668
Decrease/(increase) in stock	48	1,292
Decrease/(increase) in debtors	109,457	(66,920)
(Decrease)/increase in creditors	(212,517)	14,644
Net cash inflow from operating activities	308,734	449,679

21. RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

	2005	2004
	£	£
Increase in cash in the period	83,097	83,120
Movement in net funds in the period	83,097	83,120
Net funds at 1 January 2005	280,353	197,233
Net funds at 31 December 2005	363,450	280,353

Lexon Incorporated

NOTES TO THE ACCOUNTS
for the year ended 31 December 2005
22. ANALYSIS OF CHANGES IN NET FUNDS

	At 1 Jan 2005	Cash flows	At 31 Dec 2005
	£	£	£
Net cash:
Cash in hand and at bank	280,353	83,097	363,450
Net funds	280,353	83,097	363,450

23. EVENTS SINCE THE BALANCE SHEET DATE

On 25 April 2006 the entire share capital of the company was acquired by Futuremedia plc.

24. RECONCILIATION TO US GAAP

The directors have considered what differences would be recorded if the financial statements were to be prepared in accordance with US Generally Accepted Accounting Practice ("US GAAP") and have concluded that there would be no differences.